EXHIBIT 23.1

                         Consent of Independent Auditors


The Board of Directors
Philadelphia Suburban Corporation

We consent to incorporation by reference in this Registration Statement on Form S-8 of Philadelphia Suburban Corporation of our report dated January 28, 1998, relating to the consolidated balance sheets and statements of capitalization of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 1997 which report is incorporated by reference in the December 31, 1997 Annual Report on Form 10-K of Philadelphia Suburban Corporation.



/s/ KPMG Peat Marwick LLP
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Philadelphia, Pennsylvania
January 19, 1999